Exhibit 10.1

Credit Agreement

Dated as of February 26, 2026

among

Franklin Street Properties Corp.,
as the Borrower,

Alter Domus (US) LLC,
as Administrative Agent,

and

The Lenders Party Hereto

-i-

-ii-

-iii-

-iv-

Schedule 2.01	—	Commitments and Applicable Percentages
Schedule 5.05	—	Supplement to Interim Financial Statements
Schedule 5.06	—	Litigation
Schedule 5.09	—	Environmental Disclosure Items
Schedule 5.12(d)	—	Pension Plan Obligations
Schedule 5.13	—	Subsidiaries; Other Equity Investments
Schedule 5.21	—	Real Property Matters
Schedule 6.06	—	Managers
Schedule 6.14	—	Post-Closing Matters
Schedule 7.02(b)	—	Investments
Schedule 7.06	—	Capital Expenditures
Schedule 7.08	—	Transactions with Affiliates
Schedule 11.06(b)(ii)(a)	—	Disqualified Lenders
Schedule 11.02	—	Administrative Agent’s Office; Certain Addresses for Notices
Exhibit A	—	Form of Delayed Draw Request and Loan Notice
Exhibit B	—	Form of Note
Exhibit C	—	Form of Compliance Certificate
Exhibit D-1	—	Form of Assignment and Assumption
Exhibit D-2	—	Form of Administrative Questionnaire
Exhibit E	—	Form of Guarantee and Collateral Agreement
Exhibit F	—	Form of Release Request
Exhibit G	—	Form of Notice of Extended Maturity Date
Exhibit H	—	Form of Lockbox Direction Letter
Exhibit I-1	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

-v-

Credit Agreement

This Credit Agreement (this “Agreement”) is entered into as of February 26, 2026, among Franklin Street Properties Corp., a Maryland corporation (the “Borrower”), each lender from time to time party hereto either as a result of such party’s execution of this Agreement as a “Lender” as of the date hereof or as a result of such party being made a “Lender” hereunder by virtue of an executed Assignment and Assumption (collectively, the “Lenders” and individually, a “Lender”) and Alter Domus (US) LLC, as Administrative Agent.

A.      Borrower has requested that the Lenders provide a first lien term loan credit facility in the form of (i) Initial Term Loans in an original aggregate principal amount equal to $275,000,000 and (ii) a Delayed Draw Term Loan Commitment in an original aggregate principal amount up to $45,000,000.

B.      The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Now, Therefore, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

Section 1.01.      Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Collateral” shall mean: (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) - (ii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean, collectively, the Lockbox Account, Subject Accounts and any deposit, operating, escrow, reserve or other accounts established by Borrower or any other Loan Party.

“Administrative Agent” means Alter Domus (US), LLC in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent or collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address set forth on Schedule 11.02 and, as appropriate, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. In no event shall Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.

“Agent Fee Letter” means the fee letter, dated as of the Closing Date, between Borrower and Administrative Agent as amended or supplemented from time to time.

“Agent Indemnitee” has the meaning specified in Section 11.04(b).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Allocated Loan Amount” means, for any Mortgaged Property, the applicable amount set forth on Schedule 5.21 (as may be increased pursuant to Schedule 5.21 and reduced in accordance with Section 2.04(b)).

“Anti-Corruption Laws” means all laws, rules and regulation of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender for any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Commitments of such Lender for such Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Commitments of all Lenders for such Class.

“Approved Bank” means any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” means the Lockbox Bank and any financial institution at which an Account is maintained.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BMO Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of September 27, 2018, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of February 10, 2023 and by that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of February 21, 2024, by and among Borrower, the Bank of Montreal, as administrative agent, and the other lenders from time to time party thereto.

“BofA Credit Agreement” means that certain Credit Agreement, dated as of January 10, 2022, as amended by that certain First Amendment to Credit Agreement, dated as of February 10, 2023, and by that certain Second Amendment to Credit Agreement, dated as of February 21, 2024, by and among Borrower, Bank of America, N.A., as administrative agent, and the other lenders from time to time party thereto.

“Bona Fide Debt Fund” shall mean any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Headquarters” means 401 Edgewater Place Wakefield, MA 01880 or any subsequent location leased by the Borrower after the Closing Date from time to time as its headquarters address.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of a Loan.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Expenditures” means any expenditure or obligation that is capitalized or required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP (other than any Capitalized Lease Obligations), including, without limitation, (a) expenditures for the acquisition, construction, improvement, replacement or development of real property or fixtures, (b) structural alterations or material building system replacements, (c) redevelopment, repositioning, expansion or material renovation of any Property, (d) soft costs, architectural, engineering and design fees related thereto, and (e) any capitalized tenant improvement allowances or leasing commissions to the extent funded by the Borrower.

“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use property) that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) any United States or Canadian commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) an Approved Bank, in each case with maturities of not more than two (2) years from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate commercial paper or notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within one (1) year of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which any Consolidated Party shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $50,000,000 and the portfolios of which invest principally in Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, promulgation, implementation, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority (including, without limitation, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued). Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law regardless of the date enacted, adopted, implemented or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means:

(a)      an event or series of related events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)      an event or series of events by which during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (in each case, such approval either by a specific vote or by approval of the stockholders of the Borrower entitled to vote thereon, pursuant to the Borrower’s proxy statement in which such member was named as a nominee for election as a director); or

(c)      the sale, liquidation, dissolution or Disposition of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as whole, except in a transaction consummated in compliance with Section 7.04 or 7.05.

“Class” means, when used in reference to any Loan, Borrowing or Commitment, to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans or Delayed Draw Term Loans or respective Commitments related thereto.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the first lien collateral security for the Obligations pledged or granted pursuant to the Collateral Documents, including (i) substantially all personal property (including equity interests), (ii) all existing owned real property and (iii) if any, all future owned real property.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Security Instruments, the deposit account control agreements and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations.

“Commitment” means, as to each Lender, its obligations to make the Term Loans to Borrower pursuant to Section 2.01.

“Commitment Schedule” means Schedule 2.01.

“Competitor” means a competitor of the Borrower that is engaged primarily in the commercial real estate business and any Affiliate of such competitor (but excluding any Affiliate of such competitor that is a Bona Fide Debt Fund that is managed, sponsored or advised by any Person that is controlling, controlled by or under common control with the relevant Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Competitor or its Affiliates, or the management, control or operation thereof, (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such Bona Fide Debt Fund or (ii) has access to any information (other than information that is publicly available) relating to the Borrower).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Parties” means a collective reference to Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP; and “Consolidated Party” means any one of them.

“Contractual Obligation” means, as to any Person, any material provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Operating Expenses” means general and administrative expenses of the Consolidated Parties as reported in the audited annual financial statements of the Consolidated Parties and determined in accordance with GAAP, but excluding (a) lease acquisition costs, (b) costs related to obtaining the Loan that are not capitalized and that would otherwise be included in general and administrative expenses and (c) costs related to or associated with any current or future strategic review of sale process that are not capitalized and that would otherwise be included in general and administrative expenses.

“Corporate Operating Expenses Cap” means $13,750,000.00.

“Corporate Operating Expenses Test” has the meaning set forth in Section 7.19.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Interest Rate plus (ii) two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding set forth in Section 4.02 (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations (unless such writing states that such position is based on such Lender’s determination that a condition precedent to funding in Section 4.02 (which condition precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delayed Draw Funding Requirements” means with respect to each such Delayed Draw Term Loan advance or series of Delayed Draw Term Loan advances, (a) the Borrower shall have delivered a Delayed Draw Request to the Administrative Agent specifying the intended use of the proceeds of such advance or series of advances and (b) subject to the following two provisos, the Required Lenders shall have approved the Delayed Draw Request with respect to such Delayed Draw Term Loan advance or series of Delayed Draw Term Loan advances; provided that, with respect to any Delayed Draw Request relating to a series of Delayed Draw Term Loan advances for an intended use of proceeds (which may include a Delayed Draw Request relating solely to future uses of proceeds and that does not request a concurrent Borrowing), following approval of the intended use of proceeds for such series of Delayed Draw Term Loan advances set forth in the initial Delayed Draw Request, the use of proceeds for the subsequent Delayed Draw Term Loans shall be deemed approved; provided further that in the event that TPG Lenders do not constitute the Required Lenders, any Delayed Draw Request shall be deemed to be automatically approved to the extent that the intended use of proceeds of the applicable advance or series of advances comply with Section 6.11(b) and the following proviso; provided further that for the avoidance of doubt, the obligation of each Lender to honor any Delayed Draw Request is subject to the requirements set forth in Section 4.02(a) and (b) at the time of each such Delayed Draw Term Loan advance.

“Delayed Draw Request” means a request pursuant to Section 2.02 requesting (a) approval for a future Delayed Draw Term Loan advance or series of Delayed Draw Term Loan advances or (b) a Delayed Draw Term Loan advance or series of Delayed Draw Term Loan advances and, if applicable, specifying the intended use of the proceeds thereof. Each Delayed Draw Request shall be substantially in the form of Exhibit A.

“Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.06. The aggregate amount of the Delayed Draw Term Loan Lenders’ Delayed Draw Term Loan Commitments on the Closing Date is $45,000,000.

“Delayed Draw Termination Date” means the earliest of (i) the Original Stated Maturity Date and (ii) the date on which the Delayed Draw Term Loan Commitment is terminated or reduced to zero.

“Delayed Draw Term Loan Lender” means a Lender with a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loans” means the term loans made by the Delayed Draw Term Loan Lenders to the Borrower pursuant to Section 2.01(b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Person” means a Person (a) listed in the annex to, or otherwise subject to the provisions of, any executive order imposing Sanctions; (b) named as a “Specially Designated National and Blocked Person” (an “SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions; or (c) in which a Person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Disposition” or “Dispose” means the sale, transfer, license, lease (including any ground lease, but excluding, for the avoidance of doubt, any Leases (other than long-term ground leases) existing or entered into by a Person in the normal course and consistent with past practices of such Person’s business operations) of any property (other than cash or Cash Equivalents) by any Person. “Disposed” has the meaning correlative thereto.

“Disqualified Lender” means any Person (i) listed on Schedule 11.06(b)(ii)(a) and any Affiliate of such Person or (ii) that is a Competitor.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(ii) (subject to such consents, if any, as may be required under Section 11.06(b)(ii)(b)).

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any of the Borrower or its Subsidiaries by any Governmental Authority with regard to Releases or noise emissions in violation of Environmental Laws or any other alleged violation of Environmental Laws affecting any of the Borrower or its Subsidiaries or any of their respective Properties.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, governmental restrictions, rules and judgments, orders or decrees of any Governmental Authority with jurisdiction over the Property of Borrower or its Subsidiaries relating to pollution and the protection of the environment from contamination by, or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials on or from the Property of Borrower or its Subsidiaries, or (c) the release or threatened release of any Hazardous Materials into the environment from a Property of Borrower or its Subsidiaries.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means, as of any date of determination, (a) any Subsidiary that is an Immaterial Subsidiary, (b)(i) FSP Investments LLC, (ii) FSP Protective TRS Corp., (iii) FSP REIT Protective Trust, (iv) FSP 303 EWD LLC and (v) FSP GB LLC and (c)(i) FSP MC Indianapolis LLC, (ii) FSP Collins Crossing Corp., (iii) FSP Collins Crossing Limited Partnership, (iv) FSP Collins Crossing LLC, (v) FSP Innsbrook Corp., (vi) FSP One Legacy Circle LLC and (vii) FSP Pershing Park Plaza LLC; provided that if any of the entities in subclause (c) above are still in existence on the date that is 10 days after the Closing Date then such Subsidiary shall cease to an Excluded Subsidiary (unless it qualifies as an Immaterial Subsidiary pursuant to clause (a)).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in addition to or in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or by any jurisdiction as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.01(e), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any U.S. federal withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a)(ii) or (c) and, (e) any U.S. federal withholding Taxes imposed under FATCA and (f) Taxes attributable to such recipient’s failure to comply with Section 3.01(e).

“Existing Financing Agreements” means the BMO Credit Agreement, the BofA Credit Agreement and the Unsecured Notes Documents.

“Exit Fee” means a fee that is due and payable by the Borrower to the Lender upon any permitted repayment of the Term Loans prior to the applicable Maturity Date, including upon acceleration or upon any mandatory or voluntary prepayment, in an amount equal to four percent (4.00%) of the principal amount of the Term Loans being prepaid, in addition to payment of the outstanding principal amount and any accrued and unpaid interest thereon.

“Extended Maturity Date” has the meaning specified in Section 2.17(a).

“Extension Fees” has the meaning specified in Section 2.17(b).

“Extension Rate” means four percent (4.00%) per annum.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to the Administrative Agent by major three banks of recognized standing selected by it on such day on such transactions as determined by the Administrative Agent; provided further that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means collectively, the Agent Fee Letter and the Lender Side Letter.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Closing Date, to be executed and delivered by the Loan Parties in favor of the Administrative Agent, substantially in the form of Exhibit E hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other similar substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means as of any date of determination, any Subsidiary holding less than $100,000 in total assets determined in accordance with GAAP.

“Indebtedness” means, without duplication, all obligations of the following types:

(a)      all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)      all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)      all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d)      any capital lease or Synthetic Lease Obligation, the amount of which as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date;

(e)      all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, provided, the foregoing shall be excluded from Indebtedness if the obligation is neither scheduled nor permitted to become due and payable on or prior to the date on which the Obligations are scheduled to be due and payable in full;

(f)      any net obligation under any Swap Contract; and

(g)      without duplication, all Guarantees in respect of any of the foregoing.

For all purposes hereof, the Indebtedness shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation, limited partnership or limited liability company) in which a Person is a general partner or a joint venturer.

“Indemnified Taxes” means Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Credit Extensions” means the Borrowing on the Closing Date.

“Initial Interest Rate” means nine percent (9.00%) per annum.

“Initial Period” means from the Closing Date until the calendar day that is the one-year anniversary of the Closing Date.

“Initial Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder on the Closing Date in an aggregate amount not to exceed the amount set forth opposite such Initial Term Loan Lender’s name on the Commitment Schedule as of the Closing Date. The aggregate amount of the Lenders’ Initial Term Loan Commitments is $275,000,000.

“Initial Term Loan Lenders” means a Lender with outstanding Initial Term Loans.

“Initial Term Loans” means the term loans made by the Initial Term Loan Lenders to the Borrower on the Closing Date to pursuant to Section 2.01(a).

“Intangible Assets” means goodwill, the purchase price of acquired assets in excess of fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

“Interest Payment Date” means, as to any Loan, the last Business Day of March, June, September and December and the Maturity Date.

“Interest Rate” means, from time to time, Initial Interest Rate, plus the Extension Rate, if provided for in Section 2.09(a).

“Internal Control Event” means fraud that involves the officers of Borrower listed in clause (a) of the definition of “Responsible Officer” who have control over financial reporting, as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” shall mean any Person in which Borrower or any of its Subsidiaries owns an Equity Interest, but that is not a Wholly-Owned Subsidiary of such Borrower or Subsidiary.

“Key Person” means George Carter, as chairman and chief executive officer (or other Person holding equivalent duties).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leases” means all leases, subleases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) pursuant to which Borrower or any Subsidiary grants to any other Person a possessory interest in, or the right to occupy, all or any part of a Property.

“Lender” means each lender from time to time party hereto as a result of (i) such party’s execution of this Agreement as a “Lender” as of the Closing Date (in the capacity as an Initial Term Loan Lender or Delayed Draw Term Loan Lender) or (ii) such party being made a “Lender” hereunder by virtue of an executed Assignment and Assumption.

“Lender Indemnitee” has the meaning specified in Section 11.04(b).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lender Side Letter” means the letter agreement, dated as of the Closing Date, among Borrower and Lenders as amended or supplemented from time to time.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any other encumbrance on title to or ownership of real property securing the payment of money, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, at any time, an amount equal to the amount of cash and Cash Equivalents that is subject to a valid, perfected Lien in favor of the Lenders.

“Loan” means a loan(s) made by a Lender to Borrower pursuant to Section 2.02.

“Loan Documents” means this Agreement, each Note, each Collateral Document, the Lender Side Letter and any other documents, instruments or agreements executed and delivered by the Borrower or any other Loan Party related to the foregoing (including, without limitation, the Fee Letter).

“Loan Notice” means a notice of (a) a Borrowing or (b) Delayed Draw Request, which shall be substantially in the form of Exhibit A, or such other form approved by the Administrative Agent.

“Loan Parties” means, collectively, Borrower and each Subsidiary Guarantor.

“Lockbox Account” means the Borrower’s lockbox account at Bank of America, N.A. ending in XXXX or such other account reasonably acceptable to Administrative Agent.

“Lockbox Bank” means Bank of America, N.A. or any Approved Bank selected by Borrower from time to time, subject to the approval of the Required Lenders, such approval not to be unreasonably withheld.

“Lockbox Direction Letter” shall have the meaning set forth in Section 10.02.

“Make-Whole Amount” means with respect to any prepayment on any date, an amount (as determined by the Required Lenders in accordance with the terms of this definition with written notice to the Administrative Agent) equal to any required remaining scheduled interest that would have accrued on such Term Loan from such date of prepayment, replacement or acceleration (as applicable) to and excluding the first anniversary of the Closing Date.

“Manager” means each manager to a Mortgaged Property set forth on Schedule 6.06, or any successor or replacement Manager determined in accordance with Section 6.06.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Documents or of the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document to which it is a party or with respect to any Mortgaged Property.

“Material Contract” means any contract or other arrangement to which the Borrower or any Subsidiary is a party for which breach, nonperformance, cancellation, termination, or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the later of the Original Stated Maturity Date and the Extended Maturity Date; provided that, in each case, if such date is a non-Business Day, the Maturity Date shall be the immediately succeeding Business Day.

“Monthly Reporting Package” means a financial reporting package in a format reasonably acceptable to Required Lenders that includes a cash balance for the Consolidated Parties for the period then ended and the following information with respect to the Mortgaged Properties:

(a) a list of each Mortgaged Property’s current and projected 12-month occupancy with notes and/or a commentary section that includes updates on leasing information particularly covering major tenants (i.e., tenants who (together with any Affiliates) are tenants under Leases with over $500,000 in annualized rent) with Leases expiring in next 24 months, any material new Leases, and any material amounts that are delinquent for more than 60 days;

(b) an updated rent roll substantially in the form of Schedule 5.21; and

(c) updated sales progress for each Mortgaged Property that is listed for sale in the market using broker and internal information, including the broker, number of interested parties, number of viewings, price ranges, address, estimated sale price, probable timeline, comments regarding status of the sale, and contract details for those under contract (including the sale price, anticipated closing date, and hard money deposit amount);

provided, however, that the Borrower shall provide further information with respect to the operation of the Mortgaged Properties and the financial affairs of the Loan Parties, as requested by the Required Lenders in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means each Property set forth on Schedule 5.21 hereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA and subject to Title IV of ERISA.

“Negative Pledge” shall mean with respect to a given asset, any provision of a document, instrument or agreement which prohibits the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that the following shall not constitute a Negative Pledge: (i) an agreement that prohibits, restricts or conditions a Person’s ability to create or assume a Lien on its or its Subsidiary’s assets, provided that such agreement permits the creation or assumption of Liens upon the satisfaction or maintenance of one or more specified ratios; (ii) an agreement that uses such asset as a borrowing base measurement; (iii) any Negative Pledge required by law; (iv) customary provisions in leases, licenses and other contracts restricting the pledge or assignment thereof; and (v) Negative Pledges contained in any agreement relating to the sale of any Subsidiary or any assets pending such sale; provided, that in any such case, the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale.

“Net Cash Proceeds” means:

with respect to any Disposition of any property or other asset by any Consolidated Party, an amount equal to (i) (A) the net amount due to seller on the closing date of such Disposition as set forth on the closing settlement statement (a copy of which shall be provided to Administrative Agent within two (2) Business Days of such closing), and (B) after the date of the closing of such Disposition, any deferred payment pursuant to, or by monetization of, a note receivable or otherwise, in each case of (A) and (B), only as and when so received minus (ii) without duplication, the sum of (A) the reasonable and customary out-of-pocket expenses incurred by a Consolidated Party in connection with such transaction, and (B) income taxes reasonably estimated to be actually payable within two (2) years of the date of the relevant transaction as a result of any gain recognized in connection therewith;

provided that (x) if the amount of any estimated taxes pursuant to subclause (ii)(B) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds and shall be promptly remitted as provided herein, and (y) in no event shall Net Cash Proceeds be less than zero.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit B.

“Notice Of Extended Maturity Date” has the meaning specified in Section 2.17(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower or the other Loan Parties arising under any Loan Document with respect to any Loan or Commitment, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees under the Loan Documents that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, in each case, as amended, modified, supplemented, corrected or restated from time to time.

“Original Stated Maturity Date” means February 26, 2029.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except for any Excluded Taxes.

“Outstanding Amount” means the aggregate outstanding principal amount of the Term Loans.

“Partial Taking” has the meaning specified in Section 2.04(b).

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of PUB. L. 107-56 (signed into law October 26, 2001)), as amended from time to time and any successor statute.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means (i) liens for taxes, assessments or governmental charges unpaid and diligently contested in good faith by the Borrower or a Subsidiary unless payment is required prior to the contesting of any such taxes and provided no enforcement proceedings have been commenced with respect to any lien filed in connection with such dispute and adequate reserves have been established in accordance with GAAP for such taxes, assessments or governmental charges (or the same are adequately bonded); (ii) liens for taxes, assessments or governmental charges not yet due and payable; (iii)(A) liens for labor, materials or supplies and any other liens (exclusive of those securing Indebtedness) which do not materially interfere with the use of the Mortgaged Properties or the operation of the business of the Borrower or a Subsidiary and are either bonded or do not exceed in the aggregate at any one time $5,000,000.00; and (B) zoning restrictions, easements, rights of way, covenants, reservations and other rights, restrictions or encumbrances that are non-monetary in nature, which do not materially interfere with the use of the applicable Mortgaged Properties or the operation of the business of the Borrower; (iv) liens deemed to occur by virtue of investments described in clause (d) of the definition of Cash Equivalents; (v) liens in favor of the Administrative Agent under any Loan Document; (vi) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar applicable Laws; (vii) Liens and rights of pledge and setoff of banks, financial institutions and securities intermediaries in respect of deposits and accounts maintained in the ordinary course of business and not securing Indebtedness; (viii) Liens solely on any cash earnest money deposits made by the Borrower or a Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; (ix) liens on property existing at the time of acquisition and refinancing of such liens, and liens securing judgments not constituting an Event of Default under Section 8.01(h); and (x) liens on Indebtedness incurred pursuant to Section 7.03(b) or (c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees and not excluded under Section 4 of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 6.02.

“Project” means any Capital Expenditure or series of related Capital Expenditures that are undertaken at a single Property pursuant to a single lease, lease amendment, plan, program, redevelopment, repositioning or improvement initiative or pursuant to a single contract or related series of contracts forming part of a unified scope of work.  For the avoidance of doubt, any such related Capital Expenditures shall be aggregated (and deemed a single Project) regardless of whether performed in phases, pursuant to multiple contracts, or approved at different times.  The Borrower shall not divide, segment, phase, defer or otherwise structure any Capital Expenditures for the purpose of avoiding the approval requirements set forth herein.

“Properties” means, as of any date of determination, interests in real property, together with all improvements thereon, owned by Borrower or any Consolidated Party, as applicable; and “Property” means any one of them.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under Sections 856 through 860 of the Code.

“REIT Qualifying Distributions” means Restricted Payments by Borrower that are required to maintain Borrower’s status as a REIT. Borrower’s good faith estimate of REIT Qualifying Distributions will be reported in each Compliance Certificate and shall contain calculations of such REIT Qualifying Distributions, with detail reasonably satisfactory to Required Lenders.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property of a Consolidated Party, including the movement of any Hazardous Materials through or in the air, soil, surface water, groundwater, of any Property of a Consolidated Party.

“Release Request” means a request pursuant to Section 6.12(d)(i) requesting the release of any Subsidiary Guarantor and substantially in the form of Exhibit F attached hereto.

“Rents” means all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease pursuant to Debtor Relief Laws) or in lieu of rent or rent equivalents, royalties, income, fees, receivables, receipts, revenues, deposits (excluding security, utility and other deposits received from tenants, in each case, until forfeited or applied), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or any other Consolidated Party, or paid to any Manager or any agents or employees of a Consolidated Party or Manager for the account of or benefit of a Consolidated Party, in each case, from all sources arising from or attributable to the Properties or Leases. For all purposes under this Agreement, Rents shall also include all Net Cash Proceeds from any Disposition that are not applied in accordance with Section 7.05 and Section 2.04(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate at least 51% of the Outstanding Amount; provided, that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements” means any law, ordinance, code, order, rule or regulation of any Governmental Authority relating in any way to the acquisition, ownership, construction, use, occupancy and operation of the Mortgaged Properties.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as applicable, (a) the chief executive officer, president, chief operating officer, chief investment officer, chief financial officer, treasurer, assistant treasurer, general counsel or controller of Borrower or the president of FSP Property Management LLC, and (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or assistant secretary of Borrower, and (c) solely for purposes of notices given pursuant to Article II, any other officer of Borrower so designated by any of the foregoing officers in a notice to Administrative Agent and (d) solely for purposes of the delivery of any covenant compliance and/or absence of default certifications pursuant to Sections 4.01, 4.02 and 6.02(a) the chief executive officer, president, chief financial officer, assistant treasurer, or treasurer of Borrower. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of the Equity Interests of any Loan Party, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Equity Interests of any Loan Party, now or hereafter outstanding.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Search Period” has the meaning specified in Section 8.01(m).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Instrument” means any mortgage, deed of trust or similar security instrument which is executed by a Loan Party and conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Lenders, on a Property owned by such Loan Party.

“Subject Accounts” means the bank and securities accounts set forth on Schedule 4.9 of the Guarantee and Collateral Agreement, other than any Excluded Account (as defined in the Guarantee and Collateral Agreement).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is a guarantor of the Obligations pursuant to Section 6.12 hereof.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement used to document transactions of the type set forth in clause (a) hereof (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taking” means any condemnation for public use of, or damage by reason of, the action of any Governmental Authority, or any transfer by private sale in lieu thereof, either temporarily or permanently.

“Tangible Net Worth” means, for the Consolidated Parties, as of the most recently ended fiscal quarter of Borrower, the excess of Total Assets over Total Liabilities, and less the sum of:

(a)      the total book value of all assets of the Consolidated Parties properly classified as Intangible Assets; plus

(b)      all amounts representing any write-up in the book value of any assets of the Consolidated Parties resulting from a revaluation thereof subsequent to the balance sheet date; plus

(c)      to the extent otherwise includable in the computation of Tangible Net Worth, any subscriptions receivable.

“Tangible Net Worth Threshold” has the meaning set forth in Section 7.11(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means, collectively, the Initial Term Loans and, if applicable, the Delayed Draw Term Loans.

“Total Assets” means all assets of the Consolidated Parties determined in accordance with GAAP.

“Total Liabilities” means all liabilities of the Consolidated Parties determined in accordance with GAAP.

“TPG” means TPG Credit.

“TPG Lenders” means any Lender that is an Affiliate of TPG or that is a Fund that is administered, advised or managed by (a) TPG, (b) an Affiliate of TPG or (c) an entity or an Affiliate of an entity that administers, advises or manages a TPG Lender; provided, that no TPG Lender shall constitute a Disqualified Lender.

“Trade Date” has the meaning assigned to such term in Section 11.06(b)(ii)(d).

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Bribery Act 2010” means an Act of the Parliament of the United Kingdom that covers the criminal law relating to bribery.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate(s)” means, with respect to any Person, at any date, any corporation, limited liability company, partnership, association or other entity that is an Affiliate of such Person, the accounts of which would not be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date. Unless otherwise specified, all references herein to “Unconsolidated Affiliate” or to “Unconsolidated Affiliates” shall refer to an Unconsolidated Affiliate or Unconsolidated Affiliates of the Consolidated Parties.

“United States” and “U.S.” mean the United States of America.

“United States Foreign Corrupt Practices Act of 1977” means the act codified at 15 U.S.C. Section 78dd-1 et seq.

“Unsecured Notes Documents” means that certain Note Purchase Agreement, dated as of October 24, 2017, as amended by that certain First Amendment to Note Purchase Agreement, dated as of February 21, 2024, by and among Borrower, the purchasers named therein and Acquiom Agency Services LLC, as collateral agent, and the various notes issued thereunder.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(e)(ii)(B).

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Except as otherwise specifically noted, each reference to “Wholly-Owned Subsidiary” contained herein shall be to Subsidiaries of the Borrower and its Subsidiaries meeting the qualifications noted above.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.      Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)      The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)      In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)      Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)      All references herein to the “knowledge” of the Borrower shall be deemed to mean the actual knowledge of the chief executive officer, president, chief financial officer, treasurer, secretary, assistant secretary, chief operating officer or general counsel of Borrower.

Section 1.03.      Accounting Terms. Generally, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect on the date of this Agreement (subject to subsection (a) below) from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(a)      Changes in GAAP. If at any time any change in GAAP (or any requirement with respect to adoption of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (or any requirement with respect to adoption of International Financial Reporting Standards) (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (or prior to such requirement with respect to adoption of International Financial Reporting Standards) and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or before and after giving effect to such requirement with respect to adoption of International Financial Reporting Standards).

(b)      Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.04.      Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Article II

The Commitments and Credit Extensions

Section 2.01.      Commitments. Subject to the terms and conditions set forth herein, (a) each Lender severally, and not jointly, agrees to make Initial Term Loans to the Borrower on the Closing Date in Dollars in an aggregate principal amount not to exceed its Initial Term Loan Commitment, and (b) each Lender severally, and not jointly, agrees to make Delayed Draw Term Loans to the Borrower from time to time after the Closing Date, upon the satisfaction of the Delayed Draw Funding Requirements (subject to the proviso set forth in such definition), in Borrowings each in an aggregate principal amount that is an integral multiple of $500,000, and not less than $1,000,000, until the Delayed Draw Termination Date, in Dollars in a principal amount not to exceed its Delayed Draw Term Loan Commitment; provided that (i) each Delayed Draw Term Loan made to the Borrower shall result in an immediate and permanent reduction in the Delayed Draw Term Loan Commitment of the applicable Lender in an amount equal to the aggregate principal amount of the Delayed Draw Term Loans made by such Lender on such date and (ii) the Initial Term Loans and the Delayed Draw Term Loans (if and when funded) shall have the same terms and shall be treated as a single fungible Class of Term Loans for all purposes (including U.S. federal income tax purposes) under this Agreement and the other Loan Documents, except that interest on the Delayed Draw Term Loans shall commence to accrue from the applicable date of funding. Amounts paid or prepaid in respect of the Term Loans may not be reborrowed. As set forth in the Fee Letter, the Term Loans funded on the Closing Date and that may be funded as Delayed Draw Term Loans will be funded with original issue discount in an amount equal to 94.0% of the par principal amount thereof as set forth in the Commitment Schedule (it being agreed that the Borrower shall be obligated to repay 100% of the principal amount of the Term Loans and interest shall accrue on 100% of the principal amount of the Term Loans, in each case as provided herein).

Section 2.02.      Loans and Borrowings.

(a)      Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b)      Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent pursuant to a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. on the date that is one (1) Business Day prior to the Borrowing of the Initial Term Loans and three (3) Business Days prior to any Borrowing of Delayed Draw Term Loans. Each Borrowing shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall be duly executed by a Responsible Officer of the Borrower, shall be in writing and shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed and (iii) the wire instructions of the Borrower, which shall be in the form of a funds flow for any Borrowing made on the Closing Date.

(c)      Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent by wire transfer in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon receipt of all requested funds and, if requested by the Administrative Agent in writing prior to the date of the applicable Borrowing, the Required Lenders’ confirmation to the Administrative Agent of the satisfaction of the applicable conditions set forth in Sections 4.01 and 4.02 (which such confirmation from the Lenders shall be required promptly following such request (assuming satisfaction of the applicable conditions set forth in Sections 4.01 and 4.02 are satisfied); provided further that the wire transfer of funds by any Lender to the Administrative Agent with respect to any Borrowing shall be deemed to be the consent by such Lender of the satisfaction of such conditions unless the Administrative Agent shall have received notice from such Lender prior to the proposed date of such Borrowing specifying its objection thereto), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(d)      Without limiting the foregoing, the Borrower shall be permitted from time to time, at its option, to deliver one or more Delayed Draw Requests for the purpose of seeking approval of the Required Lenders with respect to any concurrent or future Delayed Draw Term Loan advances or series of Delayed Draw Term Loan advances in accordance with the definition of “Delayed Draw Funding Requirements,” whether or not such Delayed Draw Request includes a request for a concurrent Borrowing of Delayed Draw Term Loans. Following approval of the intended use of proceeds for any series of Delayed Draw Term Loan advances set forth in the initial Delayed Draw Request in accordance with the definition of “Delayed Draw Funding Requirements,” the use of proceeds for subsequent Delayed Draw Term Loans related to the use of proceeds in such initial Delayed Draw Request shall be deemed approved.

Section 2.03.      Reserved.

Section 2.04.      Prepayments.

(a)      Voluntary Prepayments.

(i)      [reserved].

(ii)      Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.04, the Borrower shall have the right (a) during the Initial Period to prepay any Borrowing of Term Loans in whole or in part, provided, that any such prepayment shall be accompanied by an amount equal to the Make-Whole Amount on the applicable Term Loans being so prepaid and all amounts required to be paid pursuant to clause (c) below and (b) following the Initial Period, to prepay any Borrowing of Term Loans in whole or in part; provided, that any such prepayment shall be accompanied by all amounts required to be paid pursuant to clause (c) below.

(iii)      The Borrower shall notify the Administrative Agent in writing of any prepayments under this Section 2.04(a) no later than 1:00 p.m. three (3) Business Days before the date of prepayment (or such later date to which the Administrative Agent may agree in its sole discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and the applicable Exit Fee. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof.

(b)      Mandatory Prepayments. Subject to the last sentence of this Section 2.04(b), if the Borrower or any Loan Party receives Net Cash Proceeds following a Disposition permitted under Section 7.05(b) hereof, then on the date of the closing of such Disposition, the Borrower shall prepay the Term Loans in an aggregate principal amount equal to the Allocated Loan Amount for such Mortgaged Property for such Disposition plus all amounts required to be paid pursuant to clause (c) below. The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.04(b) no later than 1:00 p.m. three (3) Business Days before the date of prepayment (or such later date to which the Administrative Agent may agree in its sole discretion). Notwithstanding the foregoing, in the event of a Taking of less than all of a Mortgaged Property (a “Partial Taking”), the required principal prepayment with respect to such Partial Taking shall be the lesser of the amount specified in the first sentence of this Section 2.04(b) or the Net Cash Proceeds of such Partial Taking; provided that, in the event of a Partial Taking, with the consent of the Required Lenders in their reasonable discretion, the Net Cash Proceeds may be used for the restoration or alteration of the Mortgaged Property if required by the applicable Leases, and in each such case, the required principal prepayment amount shall be the remaining Net Cash Proceeds following application to such restoration or alteration. Following any prepayment in the event of a Partial Taking pursuant to the immediately preceding sentence, the Allocated Loan Amount for such Mortgaged Property shall be reduced on a Dollar for Dollar basis by the principal amount of such prepayment.

(c)      Generally. Any optional or mandatory prepayment of a Term Loan shall be accompanied by all accrued interest on the amount so prepaid plus the Exit Fee applicable to the amount so prepaid.

Section 2.05.      Reserved.

Section 2.06.      Reserved.

Section 2.07.      Reserved.

Section 2.08.      Repayment of Loans. Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

Section 2.09.      Interest.

(a)      Scheduled Interest. Subject to the provisions of subsection (b) below, (i) prior to the Original Stated Maturity Date, the Borrower shall pay interest on the outstanding principal amount of the Initial Term Loans and the Delayed Draw Term Loans, as applicable, at the Initial Interest Rate, excluding the Extension Rate, on each Interest Payment Date and the date of repayment or prepayment thereof; and (ii) on and after the Original Stated Maturity Date, the Borrower shall pay interest on the outstanding principal amount of the Initial Term Loans and the Delayed Draw Term Loans, as applicable, at the Interest Rate, including the Extension Rate, on each Interest Payment Date and the date of repayment or prepayment thereof.

(b)      Default Interest.

(i)      If any amount of principal of any Loan is not paid after the date when due such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(ii)      If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid within five (5) days after the date when due, then such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at the Default Rate to the fullest extent permitted by applicable Laws.

(iv)      Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)      Generally. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.10.      Termination and Reduction of Commitments.

(a)      Unless previously terminated, the Delayed Draw Term Loan Commitments shall automatically be reduced upon the making of any Delayed Draw Term Loans by the amount of such Term Loan as provided in Section 2.01(b) and shall terminate, if not earlier terminated, on the Delayed Draw Termination Date.

(b)      Upon delivering the notice required by Section 2.10(d), the Borrower may at any time terminate the Delayed Draw Term Loan Commitments.

(c)      Upon delivering the noticed required by Section 2.10(d), the Borrower may from time to time reduce the Delayed Draw Term Loan Commitments, provided, that each reduction of Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(d)      The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Delayed Draw Term Loan Commitments under paragraph (b) or (c) of this Section 2.10 in writing no later than 1:00 p.m. at least three (3) Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any such notice of termination or reduction of commitments pursuant to this Section 2.10 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Delayed Draw Term Loan Commitments pursuant to this Section 2.10 shall be permanent. Upon any reduction of the Delayed Draw Term Loan Commitments, the Delayed Draw Term Loan Commitments of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

Section 2.11.      Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12.      Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Section 2.13.      Payments Generally; Administrative Agent’s Clawback.

(a)      General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office and if such payments by Borrower are made to Administrative Agent by 1:00 p.m., the Administrative Agent will distribute such funds to Lenders specified in this Section 2.13(a) on that same Business Day. All payments received by the Administrative Agent after 1:00 p.m. may, in Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day (and shall be distributed to the Lenders in accordance with this Section 2.13(a) on such next succeeding Business Day) and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)      (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of the Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the Interest Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)      Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)      Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the Lenders have determined that the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent (at the direction of the Lenders) shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest; provided, however, that the Lenders shall not be permitted to make such determination or direct the Administrative Agent to return such funds once such conditions have been satisfied (as determined by the Required Lenders in their reasonable discretion).

(d)      Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e)      Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)      No Reborrowing. No amount of the Loans that is paid or prepaid may be reborrowed.

Section 2.14.      Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)      if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)      the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

Section 2.15.      Fees. The Borrower agrees to pay (a) to the Administrative Agent for its own account the fees payable in the amounts and at the times agreed pursuant to the Agent Fee Letter; and (b) to the Administrative Agent for the account of each Lender the fees payable in the amounts and at the times agreed pursuant to the Lender Side Letter. Such fees shall be earned when due and nonrefundable for any reason.

Section 2.16.      Reserved.

Section 2.17.      Maturity Date Extension Option.

(a)      The Borrower may, no later than six (6) months prior to the Original Stated Maturity Date, notify the Lenders of its intention to extend the Maturity Date to the date that is 365 days after the Original Stated Maturity Date (or if such date is not a Business Day, the immediately succeeding Business Day) (such date, the “Extended Maturity Date”) by delivering to the Administrative Agent an extension notice substantially in the form of Exhibit G (the “Notice Of Extended Maturity Date”). Following the Borrower’s delivery of the Notice Of Extended Maturity Date, the Maturity Date will be extended to the Extended Maturity Date; provided that the conditions in Section 4.03 have been satisfied or waived as of the Original Stated Maturity Date.

(b)      Following the Original Stated Maturity Date, the Borrower shall pay in cash the following extension fees (the “Extension Fees”) multiplied by the then Outstanding Amount on each applicable anniversary of the Closing Date set forth below (or, if such anniversary is not a Business Day, the Business Day immediately following such anniversary), in each case while the Term Loans remain outstanding:

(i)       36th month anniversary of Closing Date: 2.00%

(ii)      39th month anniversary of Closing Date: 0.50%

(iii)     42nd month anniversary of Closing Date: 0.50%

(iv)     45th month anniversary of Closing Date: 0.50%

(v)      48th month anniversary of Closing Date: 0.50%

The parties hereto shall treat the payment of any Extension Fees hereunder as additional interest with respect to the Term Loans for all U.S. federal and applicable state and local income tax purposes.

(c)      Following the Original Stated Maturity Date, the Interest Rate payable on the Outstanding Amount shall also include the Extension Rate in accordance with Section 2.09.

Section 2.18.      Defaulting Lenders.

(a)      Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law: Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement, provided that if an Event of Default exists, such payment shall be applied in accordance with Section 8.03; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)      Defaulting Lender Cure. If the Administrative Agent in its sole discretion determines that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the Lenders and the Borrower, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their applicable Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III

Taxes, Yield Protection and Illegality

Section 3.01.      Taxes.

(a)      Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)      Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Indemnified Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Taxes, such Taxes shall be withheld or deducted in accordance with such Laws as determined by the applicable Loan Party or the Administrative Agent, as the case may be, taking account the information and documentation to be delivered pursuant to subsection (e) below.

(ii)      If any Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Law to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are determined by the applicable withholding agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)      Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)      Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid or payable by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection; provided that, such Lender shall indemnify the Borrower to the extent of any payment the Borrower makes to the Administrative Agent pursuant to this sentence. A reasonably detailed certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)      Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, against any and all Excluded Taxes attributable to such Lender and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Administrative Agent pursuant to subsection (e). A reasonably detailed certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)      Evidence of Payments. As soon as practicable, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)      Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)      Without limiting the generality of the foregoing,

(A)      any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax; and

(B)      each Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)         executed originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party and/or certifying non-U.S. status,

(II)        executed originals of IRS Form W-8ECI,

(III)      executed originals of IRS Form W-8IMY and all required supporting documentation,

(IV)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, or

(V)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of such direct and indirect partner(s); or

(VI)      executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)      Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f)      Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02.      Reserved.

Section 3.03.      Reserved.

Section 3.04.      Increased Costs.

(a)      Increased Costs Generally. If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)      subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)      impose on any Lender any other condition, cost or expense affecting this Agreement made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)      Reserved.

(c)      Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 3.05.      Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)      any payment or prepayment of any Loan on a day other than the last day of the interest period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)      any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.06.      Mitigation Obligations; Replacement of Lenders.

(a)      Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      Replacement of Lenders. If any Lender requests compensation under Sections 3.04 or 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if a Lender gives notice under Section 3.02, the Borrower may replace such Lender in accordance with Section 11.13.

Section 3.07.      Reserved.

Section 3.08.      Reserved.

Section 3.09.      Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

Article IV

Conditions Precedent to Credit Extensions

Section 4.01.      Conditions of Initial Credit Extension. Subject in all respects to Section 6.14, The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)      The Administrative Agent’s and the Lenders’ receipt of the following documents, each of which, unless otherwise specified, has been properly executed by a Responsible Officer of the Borrower, dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), and in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)        fully executed counterparts of all Loan Documents;

(ii)       Notes executed by the Borrower in favor of each Lender requesting a Note;

(iii)      such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as the Administrative Agent or the Lenders may reasonably require evidencing the identity, authority and capacity of the Responsible Officers authorized to act as Responsible Officers in connection with this Agreement and the other Loan Documents to which Borrower is a party;

(iv)      such documents and certifications as the Administrative Agent or the Lenders may reasonably require to evidence that Borrower is duly organized or formed, and that Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)       a favorable opinion of counsel to the Borrower and the other Loan Parties addressed to the Administrative Agent and each Lender;

(vi)      a certificate signed by a Responsible Officer certifying (A) that each of the Borrower and its Subsidiaries is in compliance with all existing contractual financial obligations, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, (B) all governmental, shareholder and third party consents and approvals necessary for the Borrower to enter into the Loan Documents and perform thereunder, if any, have been obtained, (C) immediately after giving effect to this Agreement, the other Loan Documents and all the transactions contemplated therein to occur on such date, (1) to such Responsible Officer’s knowledge, no Default or Event of Default exists, (2)(a) with respect to representations and warranties that contain a materiality qualification, be true and correct, and (b) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty contains a materiality qualification) as of such earlier date, and (3) the Borrower is in pro forma compliance (after giving effect to the Term Loans hereunder) with each of the financial covenants set forth in Section 7.11 for the fiscal quarter ending December 31, 2025 (which calculation, including a detailed calculation of each such financial covenant, has been delivered to the Administrative Agent and the Lenders prior to the Closing Date); (D) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; and (E) that, to such Responsible Officer’s knowledge, there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii)      evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(viii)    such other assurances, certificates, documents or consents as the Administrative Agent or the Required Lenders reasonably may require;

(ix)      each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender at least five (5) days prior to the Closing Date required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act including, without limitation, the information described in Section 11.18; and the Administrative Agent shall have received a fully executed IRS Form W-9 (or its equivalent) for the Borrower;

(x)        results of customary lien searches with regard to each Loan Party;

(xi)      copies of UCC financing statements in appropriate form for filing under the UCC and all other documents and instruments necessary to establish and perfect the Administrative Agent’s Lien in the Collateral, in each case, executed and delivered (if applicable) by the Borrower and Subsidiary Guarantors; and

(xii)      the Security Instruments shall have been executed and delivered to Chicago Title Insurance Company or its agent for recording with the respective proper real estate recording offices.

(b)      There shall not have occurred since December 31, 2025 any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect, as determined by the Required Lenders.

(c)      There shall not exist any action, suit, investigation, or proceeding pending, or to the knowledge of Borrower, threatened in writing, in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(d)      Any fees required to be paid on or before the Closing Date shall have been paid and all reimbursable expenses for which invoices have been presented to Borrower on or before the Closing Date shall have been paid.

(e)      Unless waived by the Administrative Agent and the Lenders, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent and Lenders, as applicable (directly to such counsel if requested by the Administrative Agent or the Lenders) to the extent invoiced to Borrower prior to or on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02.      Conditions to all Credit Extensions. The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a)      With respect to representations and warranties of the Borrower contained in Article V of this Agreement that (i) contain a materiality qualification, be true and correct, and (ii) do not contain a materiality qualification, be true and correct in all material respects, each on and as of the date of such Credit Extension, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty contains a materiality qualification) as of such earlier date, and (B) that for purposes of this Section 4.02, (1) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (2) the representations and warranties contained in Section 5.13 shall be deemed to refer to the most recent update to Schedule 5.13 furnished pursuant to Section 6.02(a)(iii); provided that such update was in accordance with the terms of Section 6.02 hereof.

(b)      No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)      There are no claims for payment for work, labor or materials affecting a Mortgaged Property which are or may become a lien prior to, or of equal priority with, any of the Liens created by the Loan Documents, except as insured over by the loan title insurance policies delivered in connection with closing.

(d)      The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.03      Conditions to Extension of Maturity Date. The Maturity Date will not be extended pursuant to Section 2.17 unless the following conditions have been satisfied or all Lenders have agreed to waive the same:

(a)      With respect to representations and warranties of the Borrower contained in Article V of this Agreement that (i) contain a materiality qualification, be true and correct, and (ii) do not contain a materiality qualification, be true and correct in all material respects, each on and as of the date of such Credit Extension, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty contains a materiality qualification) as of such earlier date, and (B) that for purposes of this Section 4.03, (1) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (2) the representations and warranties contained in Section 5.13 shall be deemed to refer to the most recent update to Schedule 5.13 furnished pursuant to Section 6.02(a)(iii); provided that such update to Schedule 5.13 was updated in accordance with the terms of Section 6.02 hereof.

(b)            No Default or Event of Default shall have occurred and be continuing on the Original Stated Maturity Date.

(c)            The Administrative Agent shall have received the results of customary lien searches with regard to each Loan Party.

(d)            There are no claims for payment for work, labor or materials affecting a Mortgaged Property which are or may become a lien prior to, or of equal priority with, any of the Liens created by the Loan Documents, except as insured over by the loan title insurance policies delivered in connection with closing.

(e)            The Administrative Agent shall have received a Notice of Extended Maturity Date as set forth in Section 2.17.

Article V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01.      Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is in good standing, as applicable, under the Laws of the jurisdiction of its incorporation and is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.      Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is party, have been, or will prior to its execution and delivery be, duly authorized by all necessary corporate or other organizational action, and upon its execution and delivery, do not and will not (a) contravene the terms of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which any Loan Party is a party or affecting any Loan Party or the properties of Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or its property is subject; or (c) violate any Law.

Section 5.03.      Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of, and the performance of each Loan Party’s obligations under this Agreement or any other Loan Document, except in connection with security interests on the Collateral granted to Administrative Agent, for the benefit of the Lenders, and Borrower’s SEC filings, and except where such approval, consent, exemption, authorization, action, notice or filing has been obtained or made, and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.04.      Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.05.      Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof.

(b)            The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in each case, to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and the Consolidated Parties not otherwise disclosed or referenced (or otherwise contemplated) in the Form 10-Q report of Borrower filed with the SEC for the most recent fiscal quarter ended prior to the Closing Date.

(c)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06.      Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) question the validity of this Agreement or any other Loan Document, or any of the Credit Extensions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Borrower or Subsidiary thereof, of the matters described on Schedule 5.06.

Section 5.07.      No Default. Neither Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08.      Ownership of Property; Liens. Except for any Mortgaged Property that is Disposed of in accordance with Section 7.05 of this Agreement, each Mortgaged Property is 100% fee owned by a Subsidiary Guarantor and is not subject to any Liens or Negative Pledges except for Liens (and under documents related thereto) specified in subsections (i)–(iii), (v), or with respect only to liens securing judgments not constituting an Event of Default under Section 8.01(h), subsection (ix), of the definition of Permitted Liens. Borrower and each Subsidiary of Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens. All of the outstanding Equity Interests in each Subsidiary Guarantor have been validly issued, are fully paid and nonassessable and are owned by the applicable Loan Party free and clear of all Liens (other than Permitted Liens).

Section 5.09.      Environmental Compliance. Except as set forth on Schedule 5.09, neither Borrower nor any Subsidiary (a) has received any written notice or other written communication or otherwise has knowledge of any Environmental Liability of Borrower or any Subsidiary which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non compliance with or violation of the requirements of any Environmental Law by Borrower or any Subsidiary, or any permit issued under any Environmental Law to Borrower or any Subsidiary of Borrower; or (ii) the Release or threatened Release of any Hazardous Materials into the environment; or (b) to its knowledge, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Materials into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any Subsidiary of Borrower has received any Environmental Complaint.

Section 5.10.      Insurance. The Properties of the Borrower and the Properties of each of its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11.      Taxes. The Borrower and each Subsidiary has filed all federal, state and other tax returns and reports required by applicable Law to be filed, and has paid, or made adequate provision for the payment of all federal, state and other material Taxes that have been levied or imposed upon the Borrower or a Subsidiary, as applicable, or their properties, income or assets or that are otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except, in each case, to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any agreement the principal purpose of which is to share tax liabilities.

Section 5.12.      ERISA Compliance. (a)      Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, or such Plan is covered by an opinion letter issued by the IRS. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)            There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)            (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

Section 5.13.      Subsidiaries; Other Equity Investments. Set forth on Schedule 5.13 is a complete and accurate list of all Subsidiaries, Joint Ventures and Unconsolidated Affiliates of the Borrower and any Subsidiary thereof as of the date of this Agreement and as updated in accordance with the terms of Section 6.02 hereof, including their respective business forms and jurisdictions of organization. The Equity Interests owned by Borrower or any Subsidiary of Borrower in each Subsidiary and Joint Venture/Unconsolidated Affiliate are validly issued, fully paid and non-assessable and are owned by Borrower free and clear of all Liens other than Permitted Liens.

Section 5.14.      Margin Regulations; Investment Company Act.

(a)            The Borrower is not engaged, and will not engage, principally in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB) or extending credit for the purpose of purchasing or carrying margin stock.

(b)            None of the Borrower nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15.      Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries are subject, and all other matters known to it (including, without limitation, in relation to the Beneficial Ownership Regulation), that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that Borrower believed to be reasonable at the time.

Section 5.16.      Compliance with Laws. Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws (including without limitation the PATRIOT Act) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.17.      Taxpayer Identification Number. The Borrower has provided to Administrative Agent prior to the Closing Date a true and correct U.S. taxpayer identification number for Borrower.

Section 5.18.      OFAC; Anti-Corruption Laws; PATRIOT Act. Neither the Borrower, nor any of its Subsidiaries, nor, to the best knowledge of the Borrower and its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction. Borrower, and its Subsidiaries, and, to the knowledge of the Borrower, its officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No Credit Extension, use of the proceeds of any Credit Extension, or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. Neither the making of the Credit Extensions nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act. As amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.

Section 5.19.      REIT Status. Borrower has elected status as a REIT and currently is properly treated as a REIT and in compliance in all material respects with all provisions of the Code applicable to the qualification of Borrower as a REIT.

Section 5.20.      Solvency. Borrower, on a consolidated basis, (a) is not insolvent nor will be rendered insolvent by the Credit Extensions, (b) does not have unreasonably small capital with which to engage in its business, and (c) has not incurred indebtedness beyond its ability to pay such indebtedness as it matures. The Borrower, on a consolidated basis, has assets having a value in excess of amounts required to pay any indebtedness.

Section 5.21.      Mortgaged Properties. The Borrower makes the following representations and warranties, with respect to each individual Mortgaged Property, except as disclosed in the Borrower’s filings with the Securities and Exchange Commission or otherwise disclosed in writing to the Administrative Agent:

(a)            Availability of Utilities. All utility services necessary and sufficient for the use and operation of each Mortgaged Property are presently available to the boundaries of each Mortgaged Property through dedicated public rights of way or through perpetual private easements, and the owner has obtained all material utility installations and connections required for the operation and servicing of each of the Mortgaged Properties for its intended purposes.

(b)            Access. The rights of way for all roads necessary for the utilization in all material respects of each of the Mortgaged Properties for its intended purposes have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by such Governmental Authority. All such roads have been completed and the right to use all such roads, or suitable substitute rights of way, have been obtained. All curb cuts, driveways and traffic signals required for the operation and use in all material respects of each of the Mortgaged Properties are existing.

(c)            Condition of Mortgaged Properties. Neither the Mortgaged Properties nor any material part thereof is now damaged or injured as result of any material fire, explosion, accident, flood or other casualty that is not covered by insurance, and no Taking is pending or, to Borrower’s knowledge, contemplated as of the Closing Date. Borrower is not aware of any material or patent structural defect in any Mortgaged Property.

(d)            Compliance with Requirements/Historic Status/Flood Area. The Mortgaged Properties comply in all material respects with all material Requirements. Borrower has received no written notice alleging any material non-compliance by any of the Mortgaged Properties with any Requirements or indicating that any of the Mortgaged Properties are located within any historic district or have, or may be, designated as any kind of historic or landmark site under applicable Requirements. None of the Mortgaged Properties is located in any special flood hazard area as defined under applicable Requirements, unless such Mortgaged Property is adequately covered by flood insurance.

(e)            Other Contracts. The Borrower has not made any material contract or arrangement of any kind or type whatsoever (whether oral or written, formal or informal), the performance of which by the other party thereto would reasonably be expected to give rise to a Lien on any of the Mortgaged Properties other than a Permitted Lien.

(f)            Violations. The Borrower has received no written notices of any violation of any applicable material Requirements with respect to any of the Mortgaged Properties.

(g)            Separate Tax Lots. Each Mortgaged Property is comprised of one or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Mortgaged Property.

(h)            Leases. Schedule 5.21 contains a rent roll for each Mortgaged Property as of the Closing Date, which rent roll accurately lists each tenant of the Mortgaged Property and is otherwise true and complete in all material respects. The applicable Loan Party is the owner of the landlord’s interest in each of the Leases. Each of the Leases is in full force and effect. Borrower will not request that any tenant pay Rent more than one (1) month in advance of its due date specified in the applicable Lease. No Loan Party is in material default under any of the Leases.

The parties hereto acknowledge and agree that the representations and warranties set forth in this Section 5.21 shall be deemed (i) to refer to the most recent rent roll described in clause (b) of the definition of Monthly Reporting Package and (ii) modified by any notice delivered in accordance with Section 6.03(f) (except to the extent that any event or circumstance described in such notice could reasonably be expected to result in a Material Adverse Effect).

Section 5.22.      Anti-Corruption Laws. To the best of the Borrower’s knowledge after due diligence, the Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws by the Borrower, its Subsidiaries and, to the Borrower’s knowledge, their respective directors, officers and employees.

Section 5.23.      EEA Financial Institutions. None of the Borrower nor any Subsidiary Guarantor is an EEA Financial Institution.

Section 5.24.      Plan Assets; Prohibited Transactions. Neither the Borrower nor any Subsidiary Guarantor is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 5.25.      Collateral Documents. When executed and delivered in accordance with the terms hereof, the Guarantee and Collateral Agreement creates, as security for the Obligations, valid and enforceable security interests in and Liens (subject only to Permitted Liens and Section 6.14) on all of the Collateral described therein which can be created under article 9 of the UCC in which any Loan Party has any right, title or interest, in favor of Administrative Agent for the benefit of the Lenders, subject to no other Liens except for Permitted Liens, and except as enforceability may be limited by Debtor Relief Laws and equitable principles. When financing statements in appropriate form are filed in each applicable Loan Party’s jurisdiction of organization and in each case, all applicable filing fees have been paid, the Liens created under the Guarantee and Collateral Agreement will constitute perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral to the extent such security interests may be perfected by the filing of a UCC financing statement in such office. The Security Instruments create, as security for the Obligations, valid and enforceable Liens (subject only to Permitted Liens) on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties in favor of the Administrative Agent for the benefit of the Lenders and, when the applicable Security Instruments are recorded in the proper real estate recording offices, and all relevant mortgage taxes and recording charges are duly paid, shall be sufficient to give record notice to third parties of the security interests in the Mortgaged Properties.

Article VI

Affirmative Covenants

So long as any Loan or other Obligation hereunder (other than any unasserted indemnification obligation) shall remain unpaid or unsatisfied the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

Section 6.01.      Financial Statements. Deliver to the Administrative Agent (and Administrative Agent will provide to the Lenders), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)            as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Ernst and Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such qualification, exception or explanatory paragraph that is with respect to, or resulting from, an upcoming maturity date of the Term Loans);

(b)            as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and any other information included in Borrower’s Form 10-Q for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)            as soon as available, but in any event within 30 days of the filing thereof, executed copies of all federal income tax returns, reports and declarations of Borrower, FSP Protective TRS Corp., and FSP REIT Protective Trust; and

(d)            as soon as available, but in any event within 20 days after the end of each calendar month (commencing with the first calendar month end to occur after the Closing Date), the Monthly Reporting Package certified by a Responsible Officer.

Section 6.02.      Certificates; Other Information. Deliver to the Administrative Agent (and Administrative Agent will provide to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate of a Responsible Officer, substantially in the form of Exhibit C attached hereto, (i) demonstrating compliance, as of the end of each such fiscal period, with the financial covenants contained in Section 7.11, (ii) stating that, to such Responsible Officer’s knowledge, (A) no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (B) the Representations and Warranties set forth in Article V hereof that (x) contain a materiality qualification, are true and correct, and (y) do not contain a materiality qualification, are true and correct in all material respects, each on and as of the date of the end of each such fiscal period, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty contains a materiality qualification) as of such earlier date and (B) that for purposes of this Section 6.02(a), (1) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (2) the representations and warranties contained in Section 5.13 shall be deemed to refer to the most recent update to Schedule 5.13 furnished pursuant to clause (iii) below, and shall be true and correct in all material respects as of the effective date of such update and (iii) attaching and certifying to an update to Schedule 5.13, which such update pursuant to this Section 6.02(a) shall, in each case, be deemed to replace, amend and restate such schedule.

(b)            promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c)            promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower in their capacity as such, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)            promptly, and in any event within five (5) Business Days after receipt thereof by Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of Borrower or Subsidiary thereof;

(e)            promptly, and in any event within five (5) Business Days after receipt thereof by Borrower or any Subsidiary thereof, copies of each notice, summons or other correspondence received from a Governmental Authority concerning any Taking or possible Taking with respect to all or any portion of a Mortgaged Property;

(f)            promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary (including, without limitation, Excluded Subsidiaries) or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request; and

(g)            promptly after requested, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a) or (b), Section 6.02(c) and (d) or Section 6.15 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed electronically with the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system; provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities Laws) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Administrative Agent and each Lender agree that all materials and/or information to be provided by or on behalf of the Borrower shall be deemed to contain material non-public information, unless the Borrower otherwise designates certain information as not containing any material nonpublic information by clearly and conspicuously marking such information as “PUBLIC” on the first page thereof. The Borrower hereby agrees that by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07) and all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information.” The Administrative Agent agrees to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” As of the Closing Date, each applicable Lender represents to the Borrower that it is not a Public Lender.

Section 6.03.      Notices. Promptly notify the Administrative Agent:

(a)            of the occurrence of any Default or Event of Default known to Borrower;

(b)            of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect on any Mortgaged Property;

(c)            of the occurrence of an Internal Control Event;

(d)            of the occurrence of any ERISA Event;

(e)            of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(f)            any Mortgaged Property ceasing to comply with the requirements set forth in Section 5.21 hereof;

(g)            of the occurrence of a Disposition of any Mortgaged Property (provided that this Section 6.03(g) shall be deemed satisfied upon the delivery of any prepayment notice to the Administrative Agent pursuant to Section 2.04(b));

(h)            of the occurrence of a making of any Restricted Payment (other than any Restricted Payment made pursuant to Section 7.12(b) or under any agreement or arrangement listed on Schedule 7.08); and

(i)            of the occurrence of a Responsible Officer having knowledge of any ongoing litigation that would reasonably be expected to have a Material Adverse Effect on any Mortgaged Property.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. The Administrative Agent will provide written notices received from the Borrower pursuant to this Section 6.03 to the Lenders.

Section 6.04.      Payment of Taxes. Pay and discharge, or cause to be paid and discharged, as the same shall become due and payable all Tax liabilities imposed or levied upon it or any of its Subsidiaries or any of its or its Subsidiaries’ properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) failure to pay or discharge such items would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05.      Preservation of Existence, Etc. (a) Preserve, renew and maintain or cause to be preserved, renewed and maintained and in full force and effect its and its Subsidiaries’ legal existence and good standing under the Laws of the jurisdiction of each of their respective organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain or cause to be maintained all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and the business of its Subsidiaries, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew or cause to be preserved and renewed all of its and it Subsidiaries’ registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

Section 6.06.      Maintenance of Properties. (a) Maintain, preserve and protect, or cause to be maintained, preserved and protected, all of its and its Subsidiaries’ material properties and equipment necessary in the operation of its and its Subsidiaries’ business in good working order and condition, ordinary wear and tear and insured fire or other casualty excepted; (b) make or cause to be made all necessary repairs thereto and renewals and replacements thereof; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities and those of its Subsidiaries, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) not remove or replace the Manager(s) for each Mortgaged Property, other than to the extent approved by the Required Lenders in their reasonable discretion; provided, for the avoidance of doubt, that no approval shall be required in the event of any change in any Manager as a result of any merger, acquisition, succession or other transfer involving any Manager which does not involve the consent or approval of Borrower or any Subsidiary (provided further that Borrower shall provide notice of any such change in Manager to the Administrative Agent within five (5) Business Days of having knowledge of such change).

Section 6.07.      Maintenance of Insurance. Maintain or cause to be maintained with financially sound and reputable insurance companies not Affiliates of Borrower or any Subsidiary of Borrower, insurance with respect to its properties and business and those of its Subsidiaries against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 6.08.      Compliance with Laws. Comply or cause compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or its Subsidiaries or to its business or property or the business or properties of the Subsidiaries (including without limitation all Anti-Corruption Laws and Sanctions), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09.      Books and Records. Maintain or cause to be maintained proper books of record and account, in which full, true and correct entries, in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or any Subsidiary, as the case may be.

Section 6.10.      Inspection Rights. Permit representatives appointed by the Administrative Agent and each Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect any of its or its Subsidiaries’ Properties and permit representatives appointed by Administrative Agent to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; and provided further that it shall not be a breach of this Section 6.10 if, (a) despite Borrowers’ diligent conduct, the Borrower’s independent public accountants decline to meet or discuss with the Administrative Agent, or (b) despite Borrowers’ diligent conduct a tenant at a Property does not permit the Administrative Agent to inspect such Property.

Section 6.11.      Use of Proceeds. Use the proceeds of the (a) Initial Credit Extensions solely (i) to repay in full and terminate all obligations outstanding under the Existing Financing Agreements (in each case other than contingent indemnification obligations not yet due or owing) and (ii) to pay fees, costs and expenses incurred in connection with the foregoing and with the transactions contemplated by this Agreement and the other Loan Documents and (b) all other Credit Extensions solely to (i) to finance tenant improvements permitted under Section 7.02; and (ii) to finance leasing commissions and building improvements for existing properties and any other use approved by the Required Lenders in the applicable Delayed Draw Request.

Section 6.12.      Subsidiary Guarantors; Collateral.

(a)            Subject to Section 6.14, at all times on and after the Closing Date (x) cause each Subsidiary (other than Excluded Subsidiaries) to become a Subsidiary Guarantor by executing and delivering to Administrative Agent a supplement to the Guarantee and Collateral Agreement in a form reasonably satisfactory to the Required Lenders and (y) deliver to Administrative Agent documents with respect to such Subsidiary Guarantor of the types referred to in clauses (iii), (iv) and (v) of Section 4.01(a) (unless waived by Administrative Agent), all in form, content and scope similar to those provided with respect to Borrower as of the Closing Date. For the avoidance of doubt, (i) there shall be no “Unrestricted Subsidiaries” permitted under this Agreement, (ii) the only Excluded Subsidiaries existing on the Closing Date are set forth in the definition of “Excluded Subsidiary” as of the Closing Date, and (iii) all new Subsidiaries shall become Subsidiary Guarantors unless they are Excluded Subsidiaries or consented to by the Required Lenders.

(b)            Subject to Section 6.14, at all times on and after the Closing Date (x) grant a perfected security interest in all Collateral owned by such Subsidiary Guarantor in favor of Administrative Agent to secure the Obligations in accordance with the terms and conditions of the Collateral Documents and (y) execute and deliver, or cause to be executed and delivered, to Administrative Agent such documents, agreements and instruments (including (A) a Guarantee and Collateral Agreement, (B) UCC searches, (C) duly authorized UCC financing statements in form appropriate for filing in each jurisdiction as is necessary, in Administrative Agent’s and Required Lenders’ reasonable discretion, to perfect the Lenders’ security interest in the Collateral and (D) documents with respect to each applicable Loan Party of the types referred to in clauses (iii), (iv) and (v) of Section 4.01(a) (unless waived by Administrative Agent (at the direction of the Required Lenders)), and will take or cause to be taken such further actions that may be required by applicable Laws and which Administrative Agent (at the direction of the Required Lenders) may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of Borrower.

(c)            Furnish to Administrative Agent at least ten (10) days’ (or such later date as may be agreed by Administrative Agent in its sole discretion) prior written notice of any change in (i) the legal name or jurisdiction of incorporation or formation of any Loan Party, (ii) the location of the chief executive office of Borrower or any Guarantor (as defined in the Guarantee and Collateral Agreement) or its principal place of business, (iii) the organizational type of any Loan Party such that a filed financing statement becomes misleading or (iv) the Federal Taxpayer Identification Number or company organizational number of any Loan Party. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(d)            If (I) all or any portion of the Equity Interests in a Subsidiary Guarantor are Disposed of, (II) a Subsidiary Guarantor Disposes of substantially all of its assets or (III) any Subsidiary Guarantor Disposes of any Mortgaged Property, in each case in a transaction permitted under this Agreement, then, in any such case, upon request of the Borrower (A)(x) in the case of any Disposition of all or any portion of the Equity Interests of such Subsidiary resulting in such Subsidiary no longer constituting a Subsidiary, or if, as a result of any such Disposition, such Subsidiary qualifies as an Immaterial Subsidiary, such Subsidiary shall be released as a Subsidiary Guarantor hereunder and under the Guarantee and Collateral Agreement, and (y) the Liens in the Equity Interests in such Subsidiary Guarantor (and related Collateral, including, for the avoidance of doubt the applicable Mortgaged Property) shall be released (and the related UCC financing statement shall be terminated or amended to reflect such release, and the Mortgaged Property under the applicable Security Instrument shall be reconveyed to the Subsidiary Guarantor and the Security Instrument terminated or discharged, as applicable) and (B) in the case of any direct or indirect Disposition of any Mortgaged Property, the Liens granted in the Loan Documents over such Mortgaged Property shall be released (and the related UCC financing statement shall be terminated or amended to reflect such release, and the Mortgaged Property under the applicable Security Instrument shall be reconveyed to the Subsidiary Guarantor and the Security Instrument terminated or discharged, as applicable), in each case accordance with the following:

(i)            Borrower shall deliver to Administrative Agent, not less than five (5) days prior to the requested release of such Subsidiary Guarantor and/or such related Collateral, including, for the avoidance of doubt the applicable Mortgaged Property, hereunder, a Release Request, together with (A) evidence, reasonably satisfactory to Administrative Agent (which may consist of a Responsible Officer’s certificate of the Borrower certifying as to compliance with this Agreement) that (I) the applicable Equity Interests in such Subsidiary Guarantor are Disposed of in a transaction permitted under this Agreement, (II) such Subsidiary has Disposed of (or will substantially contemporaneously with delivery of such evidence Dispose of) substantially all of its assets in a transaction permitted under this Agreement, or (III) such Subsidiary has Disposed of, or on or about the fifth (5th) day following such Release Request, will Dispose of, the subject Mortgaged Property via a sale, long term ground lease or similar Disposition permitted under this Agreement, and (B) a certificate of a Responsible Officer of Borrower certifying that, to such Responsible Officer’s knowledge, immediately prior to such release and immediately following such release, no Default or Event of Default exists or will exist under the Agreement or any of the other Loan Documents, and upon such delivery of such certificates, the Administrative Agent is authorized to cause the termination of the applicable UCC financing statements (or deletion of the applicable Collateral being released); and

(ii)            Administrative Agent shall, from time to time, upon written request therefor given by Borrower (and each of the Lenders hereby irrevocably authorize and direct Administrative Agent, in accordance with Section 9.10, upon such request by Borrower, to), provide to Borrower (or place into escrow with the title insurance company or other party serving as escrow agent for the Disposition) (x) written authorization to file UCC termination statements and UCC amendments to delete the Equity Interests from the Collateral, and (y) a written confirmation of the release of the applicable Person as a Subsidiary Guarantor and the release of the Liens in the Equity Interests (and related Collateral) in and owned by such Subsidiary Guarantor, provided that Borrower has complied with Section 6.12(d)(i) above. In the case of a sale, long term ground lease or similar Disposition, of a Mortgaged Property, Administrative Agent shall (and each of the Lenders hereby irrevocably authorize and direct Administrative Agent, in accordance with Section 9.10, to): (x) execute and cause to be executed all instruments necessary to reconvey the Mortgaged Property to the applicable Subsidiary Guarantor and terminate the applicable deed of trust arrangement or discharge the applicable mortgage, as applicable, so that title is held by Subsidiary Guarantor free and clear of the deed of trust or mortgage, as applicable, (y) place the same in escrow with the title insurance company or other party serving as closing escrow agent for the Disposition (provided that a national title company acts as escrow agent or insures the escrow arrangement through a customary closing protection letter), and (z) authorize such escrow agent to release from escrow and record the reconveyance or discharge, as applicable, and related documents upon closing of such Disposition (provided funds are then held by such escrow agent sufficient to pay to Administrative Agent such amounts due under this Agreement on account of such Disposition and escrow agent has agreed to deliver the same to Administrative Agent at the closing of such Disposition); and

(iii)            prior to or in connection with any such release, Borrower shall make any mandatory prepayment required by Section 2.04(b).

(e)            The Administrative Agent will provide notice to the Lenders of the addition or release of any Subsidiary Guarantor or any security provided by Loan Parties pursuant to this Section 6.12.

Section 6.13.      REIT Status. At all times comply with all applicable provisions of the Code necessary to allow Borrower to qualify for status as a REIT.

Section 6.14.      Post-Closing Matters. Borrower shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 6.14 on or before the date specified for such requirement or such later date to be determined by the Required Lenders in their reasonable discretion.

Section 6.15.      Material Contracts. Comply in all material respects with the terms and conditions of all Contractual Obligations, including without limitation the provisions of any ground lease to which Borrower or any Subsidiary is subject, except in such instance where the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 6.16.      Further Assurances. At the cost and expense of Borrower and upon request of the Administrative Agent or the Required Lenders, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent or the Required Lenders to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents and in order to perfect, maintain, protect and preserve the Liens and security interests in the Collateral.

Section 6.17.      Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 6.18.      Leasing. (a) Observe and perform the obligations imposed upon Borrower or any Subsidiary under the Leases in a commercially reasonable manner; (b) enforce in a commercially reasonable manner the terms, covenants and conditions contained in the Leases upon the part of the counterparty thereunder to be observed or performed; (c) if Borrower or any Subsidiary determines to enter into a Lease, amend any of the terms, covenants or conditions contained in any of the Leases or terminate any of the Leases, do so in a manner that is commercially reasonable; (d) not request any tenant to pay Rents more than one (1) month in advance of the due date therefor specified in the subject Lease without the consent of the Required Lenders; and (e) not execute an assignment of any interest of Borrower or any Subsidiary in any of the Leases or the Rents (except for assignments to Administrative Agent as contemplated by the Loan Documents).

Article VII

Negative Covenants

So long as any Loan or other Obligation hereunder (other than unasserted indemnification obligations) shall remain unpaid or unsatisfied, the Borrower shall not, directly or indirectly (or permit any Subsidiary to):

Section 7.01.      Liens. Create, incur, assume or permit to exist any Lien with respect to any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

Section 7.02.      Investments. Make any Investments, except:

(a)            Investments held by the Borrower or any Subsidiary in the form of Cash Equivalents;

(b)            Investments (i) listed on Schedule 7.02(b) or (ii) made pursuant to the agreements and arrangements listed in paragraph 1 on Schedule 7.08 as of the Closing Date;

(c)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and consistent with past practices, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary and consistent with past practices in order to prevent or limit loss; and

(d)            (i) Investments in the amount set forth in any Delayed Draw Request that is approved or deemed approved by the Required Lenders upon the satisfaction of the Delayed Draw Funding Requirements and using proceeds from the Delayed Draw Term Loans incurred; provided that each Investment made pursuant to this Section 7.02(d) shall not exceed the amount borrowed pursuant to the applicable Delayed Draw Request and (ii) other Investments approved by the Required Lenders.

Section 7.03.      Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents;

(b)            Indebtedness (including Capitalized Lease Obligations, other than with respect to the Borrower Headquarters) incurred by in the ordinary course of business not more than 180 days before or after the acquisition, construction, repair, replacement, lease, expansion, development, installation, relocation, renewal, maintenance, upgrade or improvement of a fixed or capital asset incurred by the Borrower or any Subsidiary, in order to finance such acquisition, construction, repair, replacement, lease, expansion, development, installation, relocation, renewal, maintenance, upgrade or improvement of such fixed or capital asset in an aggregate amount at any time not to exceed $2,000,000;

(c)            Capitalized Lease Obligations in connection with the Borrower Headquarters; and

(d)            Indebtedness approved by the Required Lenders (in their sole discretion) in writing prior to the creation thereof.

Section 7.04.      Fundamental Changes. Except as otherwise permitted under this Agreement, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, (a) so long as no Default exists or would result therefrom, (i) any Immaterial Subsidiary may merge or consolidate with any other Subsidiary, (ii) any Immaterial Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary, and (iii) all or any portion of the assets of the Borrower or all or any portion of the assets or Equity Interests of a Subsidiary may be Disposed of to the extent such Disposition is permitted pursuant to Section 7.05(b) or (d) and (b) any Subsidiary that is an Excluded Subsidiary under subclause (c) of the definition of “Excluded Subsidiary” may liquidate or dissolve or may merge or consolidate with the Borrower or any other Subsidiary on or prior to the date that is ten (10) days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

Section 7.05.      Dispositions. Make any Disposition, except:

(a)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)            Dispositions of any Mortgaged Property (or a portion thereof on account of a Taking) (including any Disposition of the Equity Interests of a Subsidiary that owns any Mortgaged Property) to the extent that the proceeds of such Disposition are applied on the date of the closing of such Disposition to prepay the Outstanding Amount of the Term Loans in an amount (x) not less than the Allocated Loan Amount for such Mortgaged Property (or such lesser amount as expressly provided for in Section 2.04(b) above) plus any accrued interest and the Exit Fee applicable to the Term Loans being so prepaid or (y) for which the prior written consent of the Required Lenders is obtained;

(c)            Dispositions permitted by Sections 7.04; provided, that any Disposition described in Section 7.04(a)(iii) above shall be subject to the requirements of clause (b) above or clause (d) below; and

(d)            Dispositions approved by the Required Lenders (including conditions imposed by such approval).

Section 7.06.      Capital Expenditures. The Borrower shall not commence any Project with an aggregate budgeted cost in excess of $1,000,000 after the Closing Date without the prior written consent of the Required Lenders. Notwithstanding the foregoing, (a) the Borrower or any Subsidiary shall be permitted to make Capital Expenditures after the Closing Date in connection with any Lease, agreement or other Contractual Obligation that exists on the Closing Date and that is set forth on Schedule 7.06, in each case in the amounts set forth on Schedule 7.06; (b) the Borrower or any Subsidiary may commence a Project for emergency repairs that are necessary to prevent imminent risk of injury to persons or damage to property or non-compliance with applicable law (other than non-compliance that could not reasonably be expected to have a Material Adverse Effect) may be undertaken without such consent; provided that the Borrower shall notify the Administrative Agent thereof as promptly as reasonably practicable (and in any event within five (5) Business Days after commencement) and shall deliver a reasonably detailed budget to the Administrative Agent promptly after the same becomes available; and (c) Borrower may make Capital Expenditures in the amounts that are contemplated by any Delayed Draw Request that is approved or deemed approved by the Required Lenders upon the satisfaction of the Delayed Draw Funding Requirements.

Section 7.07.      Change in Nature of Business. Engage in (or permit any other Subsidiary to engage in) any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Section 7.08.      Transactions with Affiliates. Permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (or permit any Subsidiary to do so), except as set forth on Schedule 7.08.

Section 7.09.      Burdensome Agreements. Except in connection with any transaction not prohibited hereunder, enter into or permit any Subsidiary to enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to become a Subsidiary Guarantor hereunder or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that this Section 7.09 shall not apply to and shall not be deemed to restrict the ability of Borrower or any Subsidiary from entering into Contractual Obligations of any type related to Indebtedness provided that such Indebtedness is permitted pursuant to Section 7.03.

Section 7.10.      Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (ii) other than for the express purposes permitted by Section 6.11 of this Agreement.

Section 7.11.      Financial Covenants. Fail, with respect to clause (a), calculated as of the last day of each fiscal quarter, and with respect to clause (b), at any time, to comply with any of the following financial covenants on a consolidated basis:

(a)            Minimum Tangible Net Worth. Borrower shall maintain a Tangible Net Worth equal to or in excess of $424,884,000 plus 70% of the aggregate net proceeds received by Borrower in connection with any offering of stock or other equity in the Borrower after December 31, 2025 (the “Tangible Net Worth Threshold”); provided, that in connection with the planned Disposition of any Mortgaged Property, the Tangible Net Worth Threshold shall be reduced by 70% of the cumulative amount, without duplication, of any impairment charge and/or loss resulting from the planned Disposition of any such Mortgaged Property, as and when recognized by Borrower in accordance with GAAP or such other amount agreed to by Borrower and the Required Lenders.

(b)            Liquidity: Borrower shall not permit Liquidity to be less than $5,000,000.

Section 7.12.      Dividends and Distributions. Borrower shall not make Restricted Payments and no Subsidiary shall make any Restricted Payments to any Person other than Borrower or a Subsidiary of Borrower except:

(a)            each Subsidiary may make Restricted Payments to Borrower and any other Subsidiary of the Borrower that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)            Borrower may make Restricted Payments to the holders of its common Equity Interests in an amount not to exceed the greater of (A) $0.01 per common share per fiscal quarter and (B) REIT Qualifying Distributions; provided, however, (x) to the extent an Event of Default has occurred and is continuing, such Restricted Payments shall be limited to the amounts described in clause (B) above and (y) to the extent an Event of Default specified in Section 8.01(f) or 8.01(g) has occurred and is continuing or an Event of Default has occurred and continuing that has resulted in Administrative Agent exercising its remedies under Section 8.02(b), no such Restricted Payments shall be permitted without the consent of the Required Lenders;

(c)            [reserved]; and

(d)            Borrower may issue rights under any shareholder rights plan that the board of directors of Borrower may adopt and may redeem such rights so long as the amount paid by Borrower for all such redemptions does not exceed $100,000 in the aggregate.

Section 7.13.      Organizational Documents; Schedules. Amend, modify, waive or change its Organization Documents or any other agreements listed on the Schedules in a manner materially adverse to the interests of the Lenders in any material respect, or in a manner that would reasonably be expected to have a Material Adverse Effect on the Borrower.

Section 7.14.      Sanctions. Knowingly directly or indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any Designated Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (and is not covered by an exception to such Sanctions), or in any other manner that will result in a violation by any individual or entity party to this Agreement of Sanctions or Anti-Corruption Laws.

Section 7.15.      Sale Leasebacks. Directly or indirectly, become or remain liable as lessee or as guarantor or other surety of lessee with respect to any lease, whether an operating lease or a capital lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Person has sold or transferred or is to sell or transfer to a Person which is not a Loan Party or (b) which such Person intends to use as a substitute property for substantially the same purpose as any property which has been sold or is to be sold or transferred by such Person to another Person which is not a Loan Party in connection with such lease (i.e., an effective sale-leaseback that is effectuated through the leasing of a substitute property).

Section 7.16.      Prepayments of Indebtedness. (a) Amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness of such Person if such amendment or modification would accelerate the maturity date of such Indebtedness or would require an unscheduled payment of such Indebtedness or would effect any type of transfer of property or assets in payment of Indebtedness or would otherwise have the effect of prepaying such Indebtedness or (b) prepay, any Indebtedness of such Person; provided that, for the avoidance of doubt, Borrower shall be permitted to repay or prepay the Term Loans in accordance with this Agreement, including Section 2.04.

Section 7.17.      Changes in Accounting. Except as required by Laws or GAAP, make any changes in accounting policies or reporting practices.

Section 7.18.      Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions.

Section 7.19.      Severance and Retention Arrangements; Corporate Operating Expenses. Enter into, or amend any existing employment, incentive compensation and severance arrangements with Borrower’s chief executive officer, president, chief information officer, chief operating officer, chief financial officer and general counsel or the president of FSP Property Management LLC, or otherwise increase Corporate Operating Expenses above the Corporate Operating Expenses Cap (the “Corporate Operating Expenses Test”), without the consent of the Required Lenders. For the avoidance of doubt, this covenant will not restrict or prohibit (a) arrangements entered into with individuals in the positions listed above prior to the Closing Date (including existing change in control retention agreements), which are described in the Borrower’s proxy statement filed with the SEC on April 3, 2025 or (b) future arrangements with employees of Borrower or any of its Subsidiaries not listed in this covenant (subject to the Corporate Operating Expenses Test set forth above).

Section 7.20.      Prohibited Transactions. Consummate a “prohibited transaction” within the meaning of Section 857(b) of the Code and the regulations promulgated thereunder; provided that this Section 7.20 shall not apply to a Subsidiary that is a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code.

Section 7.21.      Subsidiaries. (a) Cause, or permit to be caused, any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws); and (b) form or permit to exist any new Subsidiary not listed in Schedule 5.13, in each case, without approval of the Required Lenders.

Section 7.22.       REIT Status. Take any action or permit any action to be taken that actually causes Borrower to cease to be treated as a REIT.

Article VIII

Events of Default and Remedies

Section 8.01.      Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment. The Borrower or any other Loan Party fails to pay (i) any amount of principal of any Term Loan, or (ii) within five (5) days after the same becomes due (other than at the Maturity Date, whether at stated maturity, by acceleration or otherwise, as to which such five (5) day period shall not apply), any interest on any Term Loan, or any fee due hereunder, or (iii) within five (5) days after written notice from Administrative Agent that the same has become due and payable, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. The Borrower fails to, or fails to cause any Loan Party or Subsidiary to, perform or observe any applicable term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.11, 6.12, 6.14 or Article VII; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained herein or in any other Loan Document (including, for the avoidance of doubt, Article X) on its part to be performed or observed and such failure continues for 30 days after delivery of written notice thereof from Administrative Agent; or

(d)            Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished by any Loan Party pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default. There occurs a default in the performance or observance, of any obligation or condition of any Material Contract, in each case, beyond any applicable notice, grace or cure periods, if any, provided therein, if the effect of such default could be reasonably expected to cause the counterparty to terminate such Material Contract; or

(f)            Insolvency Proceedings, Etc. Borrower or any Subsidiary Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower or such Subsidiary Guarantor and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to Borrower or any such Subsidiary Guarantor or to all or any material part of its property is instituted without the consent of Borrower or such Subsidiary Guarantor and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower or any Subsidiary Guarantor and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)            Judgments. There is entered against Borrower or any Subsidiary Guarantor (i) a final judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or during which such judgment is not discharged or vacated; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

(j)            Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than in accordance with the terms hereof or thereof, or satisfaction in full of all the Obligations, is revoked, terminated, canceled or rescinded, without the prior written approval of Administrative Agent and the Required Lenders; or Borrower or any Subsidiary Guarantor commences any legal proceeding at law or in equity to contest, or make unenforceable, cancel, revoke or rescind any of the Loan Documents; or

(k)            Change of Control. There occurs any Change of Control; or

(l)            Collateral Documents. Subject to Section 6.14, any Collateral Document shall for any reason fail to create a valid and perfected security interest in any portion of the Collateral purported to be covered thereby, except as (i) permitted by the terms of any Loan Document or (ii) as a result of the release of such security interest in accordance with the terms of any Loan Document; or

(m)            Key Person. The Key Person ceases to (i) hold such office or (ii) devote substantially all of his business time and attention to the Borrower, whether as a result of resignation, death, disability or otherwise, provided that the foregoing shall not constitute an Event of Default to the extent (x) Borrower is using its commercially reasonable efforts, in consultation with the Required Lenders, to appoint a permanent replacement Key Person that is reasonably satisfactory to the Required Lenders following such cessation and (y) during the 90 days following such cessation (the “Search Period”), all arrangements with respect to the management leadership of the Borrower at the time of and after giving effect to such replacement are reasonably satisfactory to the Required Lenders; provided, further, that the appointment of an interim chairman and chief executive officer (or other Person holding equivalent duties) during the Search Period shall not constitute an Event of Default.

Section 8.02.      Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the commitment, if any, of each Lender to make Loans to be terminated, whereupon such commitments, if any, and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or under applicable Laws;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Subsidiary Guarantor under the Bankruptcy Code of the United States, the obligation, if any, of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

Section 8.03.      Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Article IX

Administrative Agent

Section 9.01.      Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints Alter Domus (US) LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            Administrative Agent shall also act as the “collateral agent” for the Lenders under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender for purposes of receiving payments from the Loan Parties and paying such amounts in accordance with the Loan Documents, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co- agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02.      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall, to the extent applicable, have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.      Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)            shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Borrower’s or any Loan Party’s or any other Person’s compliance with the covenants described herein; and

(e)            shall not be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents to the extent directly because of circumstances beyond the Administrative Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Administrative Agent’s control whether or not of the same class or kind as specified above.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Delivery of reports, information and documents to the Administrative Agent is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s, any other Loan Party’s or any other Person’s compliance with any of its covenants hereunder or under any other Loan Document.

For the avoidance of doubt, the Administrative Agent shall not be obligated to calculate or confirm the calculations of any financial covenants set forth herein or the other Loan Documents or in any of the financial statements of the Loan Parties. The Administrative Agent shall have no obligation to monitor whether any amendment or waiver to any Loan Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by the Administrative Agent in such amendment or waiver.

Nothing in this Agreement or any other Loan Document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

Section 9.04.      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any discretionary action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number of Lenders as may be expressly provided hereby) as it reasonably deems appropriate and, if it so reasonably requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such other number of Lenders as may be expressly provided hereby or thereby in any instance), as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05.      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06.      Resignation and Removal of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. The Administrative Agent will endeavor to give Borrower advance notice of its intention to resign. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as gratuitous bailee until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06 and Section 9.01. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and “collateral agent” described in Section 9.01, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(b)            The Administrative Agent may be removed at any time, with or without cause, by the Required Lenders upon not less than 30 days’ prior written notice to the Administrative Agent, the Borrower and the other Lenders. In the event of such removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall be a bank with an office in office in the United States, or an Affiliate of any such bank with an office in the United States. Prior to the appointment of the successor Administrative Agent, the existing Administrative Agent may, in its sole discretion, maintain its role as Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, the retiring Administrative Agent and successor Administrative Agent shall have the respective rights and obligations as set forth in Section 9.06(a).

Section 9.07.      Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.      Reserved.

Section 9.09.      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any Subsidiary Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10.      Collateral and Guaranty Matters. Each of the Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to do or cause the following:

(a)            to release any Liens granted to Administrative Agent by any Loan Party on any Collateral (i) upon the payment and satisfaction in full of all Obligations, (ii) upon any Disposition of such Collateral permitted hereunder, or (iii) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of Administrative Agent and the Lenders pursuant to Section 8.02; and

(b)            to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be required to be a Subsidiary Guarantor pursuant to the terms hereof.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release any Collateral or to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 9.10. In each case as specified in this Section 9.10 Administrative Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as Borrower may reasonably request to evidence the release of such Collateral or such Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10; provided, that, if requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction referred to above in this Section 9.10 has been or will be consummated in compliance with this Agreement and the other Loan Documents and that such release or subordination is permitted hereby, and the Lenders hereby authorize and direct the Administrative Agent to rely on such certificate in performing its obligations under this Section 9.10.

The Administrative Agent shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

Section 9.11.      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Subsidiary Guarantor, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Subsidiary Guarantor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.12.      Recovery of Erroneous Payments.

(a)            Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than three Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable Law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable Law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine.  Each Lender agrees that, in each such case, it shall promptly (and, in all events, within three Business Days of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than three Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 9.12), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d)            In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable Law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 9.12 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender. Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e)            Each Person’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article X

Cash Management

Section 10.01.      Maintenance of Accounts. Subject to Section 6.14, Borrower (i) hereby covenants to maintain a Lockbox Account with a Lockbox Bank into which Borrower shall deposit, or cause to be deposited, all Rents and (ii) shall execute an account control agreement with Administrative Agent, on behalf of the Lenders, and the initial Lockbox Bank which account control agreement provides for the “springing” control of the Lockbox Account by the Administrative Agent and is reasonably satisfactory to the Administrative Agent and Required Lenders in form and substance.

Section 10.02.      Deposits into Lockbox Accounts.

(a)            Borrower represents, warrants and covenants that (i) Borrower shall and shall cause its Subsidiaries to, deposit or cause to be deposited all Rents into the Lockbox Account promptly and in all events within five (5) Business Days after receipt of such Rents by (or for the account of or benefit of) the Borrower or a Subsidiary, (ii) promptly after entering into any Lease with any new tenant after the date of this Agreement, Borrower shall send a notice, substantially in the form of Exhibit H (the “Lockbox Direction Letter”) to all commercial tenants now or hereafter occupying all or any portion of a Property directing them to pay all Rents into the Lockbox Account, (iii) other than the Lockbox Account, there shall be no other account maintained by the Borrower or a Subsidiary into which the Borrower or any Subsidiary shall direct payments on account of Rent or any other revenues from the ownership and operation of any Property is deposited (including, for the avoidance of doubt, any Restricted Payment to a Loan Party permitted under Section 7.12), and (iv) none of the Borrower nor a Subsidiary shall open any other such account with respect to the deposit of income in connection with the Property. Until deposited into the Lockbox Account, any Rents received by the Borrower or any Subsidiary but not yet deposited shall be deemed to be Collateral and shall be held by Borrower (or caused by Borrower to be held by another Subsidiary) in trust for the benefit of the Administrative Agent and Lenders as Collateral.

(b)            Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to Section 10.01 or this Section 10.02 without prior written consent of the Required Lenders.

Section 10.03.      [Reserved]

Section 10.04.      Control Agreements. Subject to Section 6.14, the Accounts shall be subject to an account control agreement that provides for “springing” control with respect to such account. Prior to the occurrence and continuance of an Event of Default, the Borrower shall have full discretion to dispose and otherwise manage assets in the Accounts, and Administrative Agent hereby agrees that it will not deliver a stop order, notice of sole control or similar instruction in respect of such Accounts.

Section 10.05.      Security Interest. Borrower hereby grants to the Administrative Agent a first priority security interest in the Accounts and the Account Collateral as additional security for the Obligations.

Section 10.06.      Rights on Default. Notwithstanding anything to the contrary in this Article X, upon the occurrence and during the continuance of an Event of Default and the exercise of remedies by the Administrative Agent, Administrative Agent shall have the right to deliver a stop order, notice of sole control or similar instruction in respect of the Accounts without further consent from the Borrower. Following delivery of such stop order, notice of sole control or similar instruction in respect of the Accounts (a) Borrower shall have no further right in respect of (including, without limitation, the right to instruct Bank to transfer from) the Account, and (b) Administrative Agent shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Guarantee and Collateral Agreement, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Guarantee and Collateral Agreement, Administrative Agent may apply the amounts in the Accounts and the Account Collateral as Administrative Agent determines in its sole discretion, including, but not limited to, payment of the Obligations.

Section 10.07.      Financing Statement; Further Assurances. Borrower hereby authorizes Administrative Agent (or its designee) to file, and upon request of the Administrative Agent (acting at the direction of the Required Lenders), the Borrower shall execute and deliver to Administrative Agent for filing, a financing statement or statements under the UCC in connection with the Accounts and the Account Collateral with respect thereto for filing by the Administrative Agent (or its designee) in the form required to properly perfect Administrative Agent’s security interest therein. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. Borrower agrees that, at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that Administrative Agent (at the direction of the Required Lenders) may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to the Lockbox Account or Account Collateral.

Section 10.08.      Borrower’s Obligation Not Affected. The insufficiency of funds on deposit in the Lockbox Account shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 10.09      Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, any amounts remaining in the Lockbox Account after all of the Obligations have been repaid in full (in each case other than contingent indemnification obligations not yet due or owing) shall be returned to Borrower.

Article XI

Miscellaneous

Section 11.01.      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)            postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document or amend the definition of “Term Loans,” “Original Stated Maturity Date,” “Extended Maturity Date” or “Maturity Date” without the written consent of each Lender directly affected thereby;

(d)            reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or (ii) to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)            change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)            contractually subordinate in right of payment the Obligations hereunder to any other Indebtedness or other obligation without the written consent of each Lender directly affected thereby;

(h)            release, or have the effect of releasing, all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement without the written consent of each Lender directly affected thereby; or

(i)            subordinate the Liens upon the Collateral or release, or have the effect of releasing, all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 11.02.      Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02;

(ii)            if to the Administrative Agent, to the address or electronic mail address specified for such Person on Schedule 11.02 (for the avoidance of doubt, all notices to the Administrative Agent shall be in writing); and

(iii)            if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) inclusive, is if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            The Platform. The platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the borrower materials or the adequacy of the platform, and expressly disclaim liability for errors in or omissions from the borrower materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower materials or the platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile, or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Laws.

(e)            Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording; provided, that all notices to the Administrative Agent shall be in writing and telephonic notices to the Administrative Agent shall not be permitted or effective.

Section 11.03.      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any Subsidiary Guarantor or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower or any Subsidiary Guarantor under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.04.      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) and the Lenders and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in each case, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), and each Related Party of any of the foregoing Persons (each such Person being called an “Agent Indemnitee”), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender Indemnitee”; and together with each Agent Indemnitee, the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any claim arising under an Environmental Law or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto in all cases whether or not caused by or arising in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against a Lender Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)            Reimbursement and Indemnification by Lenders. To the extent that the Borrower for any reason fails to indefeasibly indemnify or pay any amount required under subsection (a) or (b) of this Section (and without limiting its obligation to do so) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought, or is such indemnity payment is sought after the date on which the Loans have been paid in full and the Commitments have been terminated, determined as of the day immediately prior to the date on which the Loans were paid in full and the Commitments were terminated) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any source against any amount due to the Administrative Agent under this Section 11.04(c).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

(f)            Survival. The agreements in this Section shall survive the resignation or replacement of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.05.      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.06.      Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly provided herein, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans and/or Commitments); provided that any such assignment shall be subject to the following conditions:

(i)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, all requested know-your-customer information and applicable tax form as required under Section 3.01(e).

(ii)            No Assignment to Certain Persons.

(a)            No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person, or (D) to any Disqualified Lender.

(b)            No consent shall be required for any assignment, except the consent of the Borrower in its sole discretion shall be required for any assignment to any Person in clauses (ii)(a) above.

(c)            The Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender, in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(d)            No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement (including through a participation), to such Person (unless the Borrower has consented to such assignment or participation, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). Any assignment or participation in violation of this clause (ii)(d) shall be null and void.

(e)            Without limiting the foregoing, if any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (ii)(a)(D) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(f)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan or reorganization or liquidation pursuant to any bankruptcy, insolvency or other similar law or otherwise, each Disqualified Lender hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other bankruptcy, insolvency or other similar laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other bankruptcy, insolvency or other similar laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iii)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire its full pro rata share of all Loans in accordance with its applicable Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the acceptance and recordation of such Assignment and Assumption by the Administrative Agent, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request of the assignee Lender, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the lettered items of the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participants interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.07.      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives solely in connection with this Agreement and the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary and other than information pertaining to this Agreement routinely provided by parties to data service providers, including league table providers, that serve the lending industry, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, all such information shall be deemed to be confidential unless the Borrower or such Subsidiary has clearly and conspicuously marked such information as “PUBLIC” in accordance with Section 6.02 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 11.08.      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.09.      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10.      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.11.      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 11.12.      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agents, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.13.      Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b) (if any);

(b)            such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), it being agreed that no prepayment fee shall be payable in connection with any such payment resulting from a Lender being a Defaulting Lender;

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)            such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 11.14.      Governing Law; Jurisdiction; Etc.

(a)            Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the state of New York pursuant to Section 5-1401 of the General Obligations Laws of the State of New York (without giving effect to New York’s principles of conflicts of law).

(b)            Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York county and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this agreement or any other loan document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other loan document shall affect any right that the administrative agent or any lender may otherwise have to bring any action or proceeding relating to this Agreement or any other loan document against any Borrower or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other loan document in any court referred to in paragraph (b) of this section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.02. Nothing in this agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 11.15.      Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other loan document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other loan documents by, among other things, the mutual waivers and certifications in this section.

Section 11.16.      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Administrative Agent has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.17.      Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 11.18.      USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 11.19.      Time of the Essence. Time is of the essence of the Loan Documents.

Section 11.20.      Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 11.21      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by such Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution;

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

(c)            Borrower may release and/or forgive all or any portion of any liability of an Affected Financial Institution.

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In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrower:

Franklin Street Properties Corp.,
a Maryland corporation

By:	/s/ George J. Carter
	Name:	George J. Carter
	Title:	Chief Executive Officer

[Signature Page to Credit Agreement (Franklin Street Properties Corp.)]

Agent:

Alter Domus (US) LLC

By:	/s/ Pinju Chiu
Name:	Pinju Chiu
Title:	Associate Counsel

[Signature Page to Credit Agreement (Franklin Street Properties Corp.)]

Silver Oak Capital LLC,
as Lender

By:	/s/ Thomas Durkin
Name:	Thomas Durkin
Title:	Authorized Signatory

[Signature Page to Credit Agreement (Franklin Street Properties Corp.)]